As filed with the Securities and Exchange Commission on November 17, 2004.

Registration No. 333-106696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________

FROZEN FOOD EXPRESS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-1031831 (I.R.S. Employer Identification No.)
1145 Empire Central Place Dallas, Texas 75247-4309 (Address of Principal Executive Offices)	75247-4309 (Zip Code)

FROZEN FOOD EXPRESS INDUSTRIES, INC.
2002 INCENTIVE AND NONSTATUTORY OPTION PLAN
(Full title of the plan)

Stoney M. Stubbs, Jr.
Chairman of the Board, President and Chief Executive Officer
Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75247-4309
(214) 630-8090
(Name, address and telephone number, including area code of agent for service)

Copy to:
Alan Harvey, Esq.
BAKER & McKENZIE LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
(214) 978-3000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $1.50 par value	850,000	$9.32	$7,922,000	$1,003.72

(1)    Shares of common stock of Frozen Food Express Industries, Inc. (the "Registrant"), $1.50 par value per share (the "Common Stock"), being registered hereby relate to the Frozen Food Express Industries, Inc. 2002 Incentive and Nonstatutory Option Plan, as amended (the "Plan"). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan. The shares of Common Stock being registered hereby also include associated preferred share purchase rights.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock on November 10, 2004, as reported on the Nasdaq National Market System.

EXPLANATORY STATEMENT

The 850,000 shares of Common Stock being registered hereby shall be issued under the Plan, which was amended on April 29, 2004, to increase the number of shares of Common Stock available for issuance under the Plan. This Registration Statement is filed pursuant to General Instruction E to Form S-8 by the Registrant, a Texas corporation, in order to register the 850,000 shares of Common Stock, which shares are in addition to those previously registered on the Registration Statement on Form S-8 (File No. 333-106696) filed with the Securities and Exchange Commission (the "Commission") on July 1, 2003, for issuance pursuant to the Plan. The content of the Registration Statement on Form S-8 (File No. 333-106696) previously filed with the Commission on July 1, 2003 is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.        Exhibits.

Exhibit	Description
3.1
Articles of Incorporation of the Registrant and all amendments to date (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

3.2	Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003)
4.1
Frozen Food Express Industries, Inc. 2002 Incentive and Nonstatutory Option Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002)

4.2	Amendment to Frozen Food Express Industries, Inc. 2002 Incentive and Nonstatutory Option Plan*
4.3
Rights Agreement dated as of June 14, 2000, between the Registrant and Fleet National Bank, which includes as exhibits, the form of the Rights Certificate and the Summary of Rights (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A filed with the Commission on June 19, 2000)

5.1	Opinion of Baker & McKenzie LLP*
23.1	Consent of Baker & McKenzie LLP (included in their opinion filed as Exhibit 5.1)*
23.2	Consent of KPMG LLP*
24	Power of attorney (included on the signature page of the Registration Statement)
*    Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 17th day of November, 2004.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By: /s/Stoney M. Stubbs, Jr.
Stoney M. Stubbs, Jr.
Chairman of the Board of Directors, President and
Chief Executive Officer

By: /s/F. Dixon McElwee, Jr.
F. Dixon McElwee, Jr.
Senior Vice President
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Frozen Food Express Industries, Inc. hereby appoints Stoney M. Stubbs, Jr. and F. Dixon McElwee, Jr. his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement on Form S-8 and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities indicated on November 17, 2004.

Signature	Title

/s/ Stoney M. Stubbs, Jr.	Chairman of the Board of Directors, President and Chief
Stoney M. Stubbs, Jr.	Executive Officer (Principal Executive Officer)

/s/ F. Dixon McElwee, Jr.	Senior Vice President and Director
F. Dixon McElwee, Jr.	(Principal Financial and Accounting Officer)

/s/ Charles G. Robertson	Executive Vice President and Director
Charles G. Robertson

/s/ Jerry T. Armstrong	Director
Jerry T. Armstrong

/s/ W. Mike Baggett	Director
W. Mike Baggett

/s/ Brian R. Blackmarr	Director
Brian R. Blackmarr

/s/ Leroy Hallman	Director
Leroy Hallman

/s/ T. Michael O'Connor	Director
T. Michael O'Connor